Exhibit 10.1

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of June 10, 2014, is by and between Dengyong Jin, an individual, and Benhua Du, an individual (each a “Purchaser” and collectively “Purchasers”), on the one hand, and China Carbon Graphite Group, Inc., a Nevada corporation (“Parent”), and Xinghe Yongle Carbon Co., Ltd. (“Subsidiary,” and together with Parent, “Seller”), a wholly foreign owned enterprise of the People’s Republic of China (“PRC”), on the other hand.

WITNESSETH:

WHEREAS, in December 2007, Subsidiary entered into a series of agreements with Xinghe Xingyong Carbon Co., Ltd. (“Xingyong Carbon”), a domestic enterprise of the PRC, and Purchasers, who collectively holds 100% of the equity interests of Xingyong Carbon (the “Equity Interests”), which agreements are comprised of the following (collectively the “Contractual Arrangements”):

1.           Exclusive Technical Consulting and Service Agreement by and between Subsidiary and Xingyong Carbon dated as of December 7, 2007;

2.           Business Operation Agreement by and among Subsidiary, Xingyong Carbon and Purchasers, dated as of December 7, 2007;

3.           Option Agreement by and among Subsidiary, Xingyong Carbon and Purchasers, dated as of December 7, 2007; and

4.           Equity Pledge Agreement by and between Subsidiary and Purchasers dated as of December 7, 2007;

WHEREAS, Subsidiary has, pursuant to the Contractual Arrangements, certain rights and obligations with respect to Xingyong Carbon and the Equity Interests; and

WHEREAS, Purchasers desire to acquire from Subsidiary all of Subsidiary’s rights and obligations under the Contractual Arrangements, which is acceptable to Seller upon the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1           Certain Definitions.  For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

(a)           “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

(b)           “Business Day” means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

(c)           “Common Stock” means the common stock, par value $0.001, of Seller.

(d)           “Contract” means any written contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease or license.

(e)           “Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

(f)           “Indebtedness” of any Person means, without duplication, (i) the principal of, and accreted value and accrued and unpaid interest in respect of, (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities); (iii) all obligations under capital leases (determined in accordance with United States generally accepted accounting principles as in effect); (iv) all obligations of the type referred to in clauses (i) through (iii) of any Persons the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise; and (v) all obligations of the type referred to in clauses (i) through (iv) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

(g)           “Law” means any federal, state, local or foreign law, statute, code, ordinance, rule or regulation.

(h)           “Legal Proceeding” means any judicial, administrative or arbitral actions, suits or proceedings (public or private) by or before a Governmental Body.

(i)            “Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude or transfer restriction.

(j)            “Material Adverse Effect” means a material adverse effect on (i) the business, results of operations or financial condition of Xingyong Carbon or (ii) the ability of Seller to consummate the Transactions, in each case, other than an effect resulting from or related to an Excluded Matter.  “Excluded Matter” means any one or more of the following: (A) the effect of any change in the United States or foreign economies or securities or financial markets in general; (B) the effect of any change that generally affects any industry in which Xingyong Carbon operates; (C) the effect of any change arising in connection with earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions, whether arising before, on or after the date hereof; (D) the effect of any action by or omission of a Purchaser or its Affiliates with respect to the Transactions or with respect to Xingyong Carbon (including any breach of this Agreement by a Purchaser or its Affiliates); (E) the effect of any changes in applicable Laws or in generally accepted accounting principles or any other applicable accounting standards, or changes in general legal, regulatory or political conditions; (F) the failure by Xingyong Carbon or Seller to meet internal projections or forecasts (including any projections or forecasts provided to Purchasers or their Affiliates), analyst expectations or publicly announced earnings or revenue projections, or decreases in Seller’s stock price (including as a result of failure to meet such projections, forecasts or analyst expectations); (G) any action taken by Seller or Xingyong Carbon as contemplated or permitted by this Agreement or with Purchasers’ consent; and (H) any effect pertaining to the negotiation, execution, announcement, pendency or performance of this Agreement or the consummation of the Transactions, including (1) the impact thereof on relationships, contractual or otherwise, with customers, suppliers, theaters, distributors or partners, (2) any resulting shortfalls or declines in revenue, margins or profitability, and (3) any claim or litigation arising from allegations of breach of fiduciary duty with respect to Seller or Xingyong Carbon relating to this Agreement or the Transactions, or disclosure violations in securities filings made in connection with the Transactions.

(k)           “Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

(l)            “Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of Xingyong Carbon.

(m)          “Permitted Exceptions” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances known by or disclosed to Purchasers; (ii) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings; (iii) mechanics’, landlords’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the Ordinary Course of Business; (iv) zoning, entitlement and other land use and environmental regulations by any Governmental Body; (v) title of a lessor under a capital or operating lease; and (vi) such other imperfections in title, charges, easements, restrictions and encumbrances which do not interfere with the operation of Xingyong Carbon.

(n)           “Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

(o)           “Purchased Assets” means all of the rights and obligations of Subsidiary under the Contractual Arrangements.

(p)           “Tax” or “Taxes” means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and other Tax Authority charges of any kind whatsoever, and (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i).

(q)           “Taxing Authority” means any Governmental Body responsible for the administration of any Tax.

(r)            “Tax Return” means any return, report or statement required to be filed with respect to any Tax (including any attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes Seller, its subsidiaries, Xingyong Carbon, or any of their Affiliates.

1.2           Other Definitional and Interpretive Matters.

(a)          Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(i)             Calculation of Time Period.  When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.  If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(ii)            Dollars.  Any reference in this Agreement to “$” shall mean U.S. dollars, and to “RMB” shall mean Renminbi of the PRC.

(iii)           Exhibits/Schedules.  The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any matter or item disclosed on one Schedule shall be deemed to have been disclosed on each other Schedule with respect to other representations and warranties relating to such matter or item to the extent, based on the substance of the disclosure on its face, its relevance to such other Schedule is reasonably apparent.  Disclosure of any item on any Schedule shall not constitute an admission that such item or matter is material or would have a Material Adverse Effect.  No disclosure on a Schedule relating to a possible breach or violation of any Contract, Law or Order shall be construed as an admission that a breach or violation exists or has actually occurred.  Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement. Seller may, at its option, include in the Schedules items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement.

(iv)           Gender and Number.  Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(v)            Headings.  The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.  All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

(vi)           Herein.  The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(vii)          Including.  The word “including” or any variation thereof means (unless the context of its usage otherwise requires) “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(viii)         Reflected On or Set Forth In.  An item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent any such phrase appears in such representation or warranty, if (A) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statements that related to the subject matter of such representation, (B) such item is otherwise specifically set forth on the balance sheet or financial statements or (C) such item is reflected on the balance sheet or financial statements and is specifically set forth in the notes thereto.

(b)           The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II
SALE AND PURCHASE OF PURCHASED ASSETS

2.1           Sale and Purchase of Purchased Assets.  Upon the terms and subject to the conditions contained herein, on the Closing Date, Seller agrees to sell to Purchasers, and Purchaser agrees to purchase from Seller, the Purchased Assets (together with all other transactions contemplated by this Agreement, the “Transactions”).

ARTICLE III
PURCHASE PRICE

3.1           Purchase Price.  The aggregate consideration for the Purchased Assets shall be RMB 10,000,000 (the “Purchase Price”).

3.2           Payment of Purchase Price.  The Purchase Price shall be paid as follows upon the Closing: (a) RMB 3,730,000 in immediately available funds to Seller; and (b) RMB 6,270,000 by canceling Seller’s repayment obligations with respect to RMB 6,270,000 advanced to Seller by a Purchaser and one or more of his designees as of the Closing Date, pursuant to the Debt Cancellation Agreement in the form of Exhibit A attached hereto.

3.3           Closing Deliveries by Seller.  At the Closing, Seller shall deliver or cause to be delivered to Purchaser:

(a)           a certificate of a duly authorized officer of Seller certifying as to the matters set forth in Section 8.2(a) and (b); and

(b)           all books and records relating solely to Xingyong Carbon, including minute books, stock books, ledgers and registers, corporate seals, if any, and tax records, if not already located on the premises of Xingyong Carbon.

3.4           Closing Deliveries by Purchasers.  At the Closing, Purchasers shall deliver to Seller:

(a)           the Purchase Price as set forth in Section 3.2; and

(b)           a certificate by Purchasers certifying as to the matters set forth in Section 8.3(a) and (b).

ARTICLE IV
CLOSING AND TERMINATION

4.1           Closing Date.  The closing of the sale and purchase of the Purchased Assets provided for in Section 2.1 (the “Closing”) shall take place at the offices of Allbright Law Offices located at 14/F, Citigroup Tower, 33 Hua Yuan Shi Qiao Road, Shanghai Pudong New Area, PRC 200120 (or at such other place as the parties may designate in writing) on a date to be specified by the parties (the “Closing Date”), which date shall be no later than the third Business Day after the satisfaction or waiver of the conditions set forth in Article VIII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), unless another time, date or place is agreed to in writing by the parties hereto.

4.2           Termination of Agreement.  This Agreement may be terminated prior to the Closing as follows:

(a)           at the election of Seller or Purchasers on or after September 30, 2014, (the “Termination Date”), if the Closing shall not have occurred by the close of business on such date, provided that the terminating party is not in breach in any material respect of any of its obligations hereunder and provided, further, however, that Seller may not terminate this Agreement pursuant to this Section 4.2(a) until the Shareholders Meeting (as defined in Section 7.1(b)) has occurred;

(b)           by mutual written consent of Seller and Purchasers;

(c)           by Seller or Purchasers if the Parent Shareholder Approval (as defined in Section 5.1) shall not have been obtained at the Shareholders Meeting duly convened therefor or at any adjournment or postponement thereof;

(d)           by Purchasers, if Seller shall have materially breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 8.2(a) or (b) and (ii) cannot be cured by Seller by the Termination Date;

(e)           by Seller, if either Purchaser shall have materially breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 8.3(a) or (b) and (ii) cannot be cured by such Purchaser by the Termination Date;

(f)            by Seller or Purchasers if there shall be in effect a final nonappealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the Transactions; it being agreed that the parties hereto shall promptly appeal any adverse determination which is not nonappealable (and pursue such appeal with reasonable diligence); provided, however, that the right to terminate this Agreement under this Section 4.2(f) shall not be available to a party if such Order was primarily due to the failure of such party to perform any of its obligations under this Agreement.

4.3           Procedure Upon Termination.  In the event of termination and abandonment by Purchasers or Seller, or both, pursuant to Section 4.2, written notice thereof shall forthwith be given to the other party or parties, specifying the basis for such termination, and this Agreement shall terminate, and the purchase of the Purchased Assets hereunder shall be abandoned, without further action by Purchasers or Seller.

4.4           Effect of Termination.

(a)           In the event that this Agreement is validly terminated in accordance with Sections 4.2 and 4.3, then each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to Purchasers, Xingyong Carbon or Seller, except as provided in Section 4.5; provided, however, that no such termination shall relieve Seller from liability for a reasonably foreseeable consequence of an act undertaken (or failure to take an act) by Seller with the actual knowledge and intent that the taking of such act (or failure to take such act) would cause a breach of this Agreement and, provided, further, that this Section 4.4 and Section 4.5 and the obligations of the parties set forth in Article X shall survive any such termination and shall be enforceable hereunder.

(b)           During the period from the date hereof through the earlier of (i) the Closing and (ii) the date that is one (1) year following the termination of this Agreement pursuant to Section 4.2, neither Purchaser shall directly or indirectly, through any Affiliate, officer, director, agent or otherwise, solicit the employment of any employee of Seller or any of its Affiliates, including Xingyong Carbon, who is a management or key employee of Seller or any of its Affiliates as of the date hereof or at any time during such period.  Furthermore, if this Agreement is validly terminated pursuant to Section 4.2, Purchaser shall not oppose or seek to prevent or frustrate any transaction or agreement that Seller or any of its Affiliates, including Xingyong Carbon, may propose or enter into relating to the sale of all or any portion of Xingyong Carbon or the assets of either to any third party.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchasers that:

5.1           Authorization of Agreement.  The affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Common Stock entitled to vote (whether present or not) at the Shareholders Meeting or any adjournment or postponement thereof in favor of the adoption of the Transactions (the “Parent Shareholder Approval”) is the only vote or approval of the holders of any class or series of capital stock of Parent which is necessary to adopt this Agreement and approve the Transactions.  Each of Parent and Subsidiary has all requisite corporate power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by Seller in connection with the consummation of the Transactions (together with this Agreement, the “Seller Documents”), and, subject to obtaining the Parent Shareholder Approval, to consummate the Transactions.  Except for the Parent Shareholder Approval, the execution and delivery of this Agreement and each of Seller Documents and the consummation of the Transactions have been duly authorized by all required corporate action on the part of each of Parent and Subsidiary.  Without limiting the generality of the prior sentence, the Board of Directors (as defined in Section 7.1(b)) has, at a meeting duly called and held on or prior to the date hereof, (i) adopted and approved this Agreement, (ii) resolved to make the Board Recommendation (as defined in Section 7.1(b)), and (iii) directed that this Agreement be submitted to Parent’s shareholders for approval.  This Agreement has been, and each of Seller Documents will be at or prior to the Closing, duly and validly executed and delivered by each of Parent and Subsidiary, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Seller Document, when so executed and delivered will constitute, the legal, valid and binding obligation of Parent and Subsidiary, enforceable against each of them in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.2           Conflicts; Consents of Third Parties.

(a)           Except as set forth on Schedule 5.2(a), none of the execution and delivery by Parent and Subsidiary of this Agreement or Seller Documents, the consummation of the Transactions, or compliance by Parent or Subsidiary with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) the certificate of incorporation and by-laws or comparable organizational documents of Parent or Subsidiary; (ii) any Contract, or Permit to which Parent or Subsidiary is a party or by which any of the properties or assets of Parent or Subsidiary are bound; (iii) any Order of any Governmental Body applicable to either Parent or Subsidiary or by which any of the properties or assets of either Parent or Subsidiary are bound; or (iv) any applicable Law, other than, in the case of clauses (ii), (iii) and (iv), such conflicts, violations, defaults, terminations or cancellations, that would not reasonably be expected to have a Material Adverse Effect.

(b)           Except as set forth on Schedule 5.2(b), and except for the Parent Shareholder Approval no material consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Governmental Body is required on the part of Parent or Subsidiary in connection with the execution and delivery of this Agreement or Seller Documents or with the compliance by Parent and Subsidiary with any of the provisions hereof or thereof, or the consummation of the Transactions.

5.3           Ownership of Purchased Assets.

(a)           Subsidiary is the record and beneficial owner of the Purchased Assets, free and clear of any and all Liens and Subsidiary has the corporate power and authority to sell, transfer, assign and deliver such Purchased Assets as provided in this Agreement, and such delivery will convey to each Purchaser good and valid title to such Purchaser’s portion of the Purchased Assets, free and clear of any and all Liens.

5.4           Financial Advisors.  Except as set forth on Schedule 5.4, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Seller in connection with the Transactions, and no such Person listed on Schedule 5.4 is entitled to any fee or commission or like payment from Purchasers or Xingyong Carbon in respect thereof.

5.5           No Other Representations or Warranties; Schedules.  Except for the representations and warranties contained in this Article V (as modified by the Schedules hereto) or other Seller Document, none of Seller nor any other Person makes any other express or implied representation or warranty with respect to any of Seller, the Purchased Assets or the Transactions.  Except for the representations and warranties contained in this Article V (as modified by the Schedules hereto) or other Seller Document, Seller hereby disclaims all liability and responsibility for any representation, warranty, statement, information, projection or forecast made, communicated, or furnished (orally or in writing) to Purchaser or its Affiliates or representatives in connection with the sale of the Purchased Assets and the Transactions (including any information, projection or forecast that may have been or may be provided to Purchasers by any director, officer, employee, agent, consultant, or representative of Seller or any of their respective Affiliates in connection with the sale of the Purchased Assets and the Transactions).  The disclosure of any matter or item in any Schedule hereto shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Each Purchaser hereby represents and warrants to Seller that:

6.1           Authorization of Agreement.  Such Purchaser has full power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by such Purchaser in connection with the consummation of the Transactions (the “Purchaser Documents”), and to consummate the Transactions.  This Agreement has been, and each Purchaser Document will be at or prior to the Closing, duly executed and delivered by such Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Purchaser Document when so executed and delivered will constitute, the legal, valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

6.2           Conflicts; Consents of Third Parties.

(a)           Except as set forth on Schedule 6.2(a), none of the execution and delivery by Such Purchaser of this Agreement or the Purchasers Documents, the consummation of the Transactions, or the compliance by such Purchaser with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i)  any Contract or Permit to which such Purchaser is a party or by which such Purchaser or such Purchaser’s properties or assets are bound; (ii) any Order of any Governmental Body applicable to such Purchaser or by which any of the properties or assets of such Purchaser are bound; or (iii) any applicable Law other than a violation or breach which would not have an adverse effect on such Purchaser’s ability to consummate the Transactions.

(b)           Except as set forth on Schedule 6.2(b), no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of such Purchaser in connection with the execution and delivery of this Agreement or the Purchasers Documents, the compliance by such Purchaser with any of the provisions hereof or thereof, the consummation of the Transactions or the taking by such Purchaser of any other action contemplated hereby.

6.3           Litigation.  There are no Legal Proceedings pending or, to the knowledge of such Purchaser, threatened that are reasonably likely to prohibit or restrain the ability of such Purchaser to enter into this Agreement or consummate the Transactions.

6.4           Financial Advisors.  Except as set forth on Schedule 6.4, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Purchasers in connection with the Transactions, and no Person listed on Schedule 6.4 is entitled to any fee or commission or like payment from Seller or any of its Affiliates in respect thereof.

6.5           No Discussions.  Such Purchaser has not discussed the existence, or terms and conditions of, any of the Transactions with third parties or disclosed to third parties the existence, or terms and conditions of, any of the Transactions.  To the knowledge of the such Purchaser, none of such Purchaser's Affiliates has discussed the existence, or terms and conditions of, any of the Transactions with third parties or disclosed to third parties the existence, or terms and conditions of, any of the Transactions, other than any discussions with, or disclosures to, any of such Affiliate's officers, directors, controlled affiliates or employees or any of their respective investment bankers, attorneys or other advisors or representatives.

6.6           No Other Representations by Seller.  Notwithstanding anything contained in this Agreement to the contrary, such Purchaser acknowledges and agrees that Seller is not making any representations or warranties whatsoever, express or implied, beyond those expressly given by Seller in Article V (as modified by the Schedules hereto) or any other Seller Document.  Such Purchaser acknowledges and agrees that, except for the representations and warranties contained in Article V (as modified by the Schedules hereto) or other Seller Document, Seller hereby disclaims all liability and responsibility for any representation, warranty, statement, documents, information, projection or forecast made, communicated, or furnished (orally or in writing) to such Purchaser or its Affiliates or representatives in connection with the sale of the Purchased Assets and the Transactions (including any documents, information, projection or forecast that may have been or may be provided or made available to Such Purchaser by any director, officer, employee, agent, consultant, or representative of Xingyong Carbon, Seller or any of their respective Affiliates in connection with the sale of the Purchased Assets and the Transactions).

ARTICLE VII
COVENANTS

7.1           Preparation of the Proxy Statement; Shareholders Meeting.

(a)           As soon as practicable following the date of this Agreement, (i) Parent shall prepare a proxy statement relating to the Shareholders Meeting (as amended or supplemented from time to time, the “Proxy Statement”), (ii) each Purchaser shall promptly provide to Parent any information regarding such Purchaser required for inclusion in the Proxy Statement and shall promptly provide such other information or assistance in the preparation thereof as may be reasonably requested by Parent and (iii) Parent shall cause the Proxy Statement to be mailed to the shareholders of Parent as promptly as practicable after the Proxy Statement is finalized.

(b)           Parent shall (x) as soon as practicable following the date on which the Proxy Statement is finalized, establish a record date for and duly call a meeting of its shareholders to be held no earlier than June 30, 2014, or on any other date agreed to by Parent and Purchasers for the purpose of obtaining the Parent Shareholder Approval (the “Shareholders Meeting”), (y) duly give notice of the Shareholders Meeting and convene and hold the Shareholders Meeting and (z) use commercially reasonable efforts to solicit from its shareholders proxies in favor of the approval of the Transactions.  Parent shall, through its board of directors (the “Board of Directors”), recommend to its shareholders that its shareholders vote in favor of and approve the Transactions at the Shareholders Meeting, and the Proxy Statement shall include a statement to the effect that the Board of Directors has recommended that its shareholders vote in favor of and approve the Transactions at the Shareholders Meeting (the “Board Recommendation”). Notwithstanding the foregoing, Parent may adjourn or postpone the Shareholders Meeting to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the shareholders of Parent or, if as of the time for which the Shareholders Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient Purchased Assets of Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such meeting.

7.2           Reasonable Best Efforts.  Subject to the terms and conditions of this Agreement, each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective subsidiaries to use) their respective reasonable best efforts to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as practicable and to consummate and make effective, in the most expeditious manner practicable, the Transactions, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, and (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Transactions.

7.3           Public Announcements.  The initial public disclosure with respect to the execution of this Agreement shall be a Current Report on Form 8-K by Parent, with disclosures therein to be reasonably agreed upon by Purchasers and Seller.  Thereafter, neither Seller nor Purchasers shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to the Transactions without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), except as may be required by Law (including any disclosure and public filings required under rules and regulations of the Securities and Exchange Commission applicable to Seller) or applicable fiduciary duties as determined in the good faith judgment of the party proposing to make such release (in which case the party intending to make such release or public announcement shall use its commercially reasonable efforts consistent with such applicable Law to consult with the other party with respect to the timing and content thereof).

7.4           Consents.  Seller shall use commercially reasonable efforts, and Purchasers shall cooperate with Seller, to obtain at the earliest practicable date all consents and approvals required for Seller to consummate the Transactions, including, without limitation, the consents and approvals referred to in Section 5.2(b) and the Schedules thereto, provided, however, that no party shall be obligated to pay any consideration to any third party from whom consent or approval is requested other than a payment required by the express terms of any agreement to which Seller or any of Xingyong Carbon is a party.  Purchasers shall use commercially reasonable efforts, and Seller and Xingyong Carbon shall cooperate with Purchasers, to obtain at the earliest practicable date all consents and approvals required for Purchasers to consummate the Transactions, including, without limitation, the consents and approvals referred to in Section 6.2(b) and the Schedules thereto; provided, however, that Purchasers shall not be obligated to pay any consideration to any third party from whom consent or approval is requested other than a payment required by the express terms of any agreement to which Purchasers are parties.

7.5           Further Assurances.  Subject to, and not in limitation of, Section 7.4, Purchasers shall use their, and Seller shall cause Xingyong Carbon to use its, commercially reasonable efforts to (i) take all actions necessary or appropriate to consummate the Transactions and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the Transactions.

7.6           Preservation of Records.  Seller and Purchasers agree that each of them shall preserve and keep the records held by them or their Affiliates relating to Xingyong Carbon for a period of seven years from the Closing Date and shall make such records and personnel available to the other as may be reasonably required by such party in connection with, among other things, any insurance claims by, Legal Proceedings or tax audits against or governmental investigations of Seller or Purchasers or any of their Affiliates or in order to enable Seller or Purchasers to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby.

7.7           Customer Lists and Data Base.  Seller agrees that any lists of customers of Xingyong Carbon and any data base of such customers are the property of Xingyong Carbon (and not the property of Seller) and Seller agrees that it shall not be entitled to use them from and after Closing for any purposes, including in connection with any sale of Seller or any assets of Seller.

7.8           Government approval or procedure. Seller and Purchasers agree to execute documents, take actions or complete governmental procedure and approvals (if required) which are necessary for the effectiveness of the transfer of the Purchased Assets or completion of the Transactions.

ARTICLE VIII
CONDITIONS TO CLOSING

8.1           Conditions Precedent to Each Party’s Obligation to Effect the Transactions.  The respective obligations of each party hereto to effect the Closing shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)           Parent Shareholder Approval.  The Parent Shareholder Approval shall have been obtained;

(b)           No Injunctions or Restraints.  No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any United States Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Transactions or making the consummation of the Transactions illegal.

8.2           Conditions Precedent to Obligations of Purchasers.  The obligation of Purchasers to consummate the Closing is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchasers in whole or in part to the extent permitted by applicable Law):

(a)           The representations and warranties of Seller set forth in this Agreement shall be true and correct as of the Closing, except to the extent such representations and warranties relate to an earlier date (in which case such representations and warranties shall be true and correct as of such earlier date); provided, however, for purposes of the condition set forth in this Section 8.2(a) (i) any materiality or Material Adverse Effect qualifications in such representations and warranties shall be disregarded, and (ii) in the event of a breach of a representation or warranty (after taking into effect disregarding materiality or Material Adverse Effect qualifications), the condition set forth in this Section 8.2(a) shall be deemed satisfied unless the effect of all such breaches of representations and warranties taken together have had or are reasonably expect to have a Material Adverse Effect, and Purchasers shall have received a certificate signed by an authorized officer of Seller, dated the Closing Date, to the foregoing effect.

(b)           Seller shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and Purchasers shall have received a certificate signed by an authorized officer of Seller, dated the Closing Date, to the foregoing effect.

(c)           No Material Adverse Effect shall have occurred.

(d)           At the Closing, all documents required to be executed and delivered by Seller (or other Persons) under Section 3.3 have been delivered to Purchasers.

8.3           Conditions Precedent to Obligations of Seller.  The obligations of Seller to consummate the Closing are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by Seller in whole or in part to the extent permitted by applicable Law):

(a)           The representations and warranties of Purchasers set forth in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, at and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date), and Seller shall have received a certificate signed by Purchasers, dated the Closing Date, to the foregoing effect.

(b)           Purchasers shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by Purchasers on or prior to the Closing Date, and Seller shall have received a certificate signed by Purchasers, dated the Closing Date, to the foregoing effect.

(c)           At the Closing, all documents required to be executed and delivered by Purchasers (and any other Persons) under Section 3.4 have been delivered to Seller.

ARTICLE IX
TERMINATION OF REPRESENTATIONS AND WARRANTIES;
INDEMNIFICATION

9.1           Termination of Representations and Warranties.  The representations and warranties of the parties contained in this Agreement shall survive the Closing and expire on the date that is twenty-four (24) months after the Closing Date, provided, however, that the representations and warranties contained in Section 5.1, 5.2, 6.1 and 6.2 (all of the foregoing representations being referred to herein as the “Fundamental Representations”), shall survive the Closing until the applicable statute of limitations for such claims has expired. All covenants and agreements of the parties shall survive and remain in effect in accordance with the terms of such covenant or agreement as set forth herein (the parties agree if there is no specified period for a covenant or agreement which applies after the Closing, then such covenant or agreement shall survive in perpetuity).

9.2           Indemnification by Seller.  Seller shall save, defend, indemnify and hold harmless each Purchaser and its officers, directors, employees, agents, successors and assigns (collectively, the “Purchaser Indemnified Parties”) from and against, and reimburse Purchaser Indemnified Parties for, any and all losses, damages, liabilities, deficiencies, claims, interest, awards, obligations, debts, fines, fees, judgments, penalties, costs and expenses (including reasonable attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) (but excluding diminution of value, special, punitive, incidental and consequential damages or any damages based on a multiple of value) (hereinafter collectively, “Losses”) arising out of, in connection with or resulting from:

(a)           any breach of any representation or warranty made by Seller contained in this Agreement or any Seller Document;

(b)           any breach of or failure to perform, carry out, satisfy or discharge any covenant or agreement of Seller contained in this Agreement or any Seller Document; and

(c)           any fees, commissions, or like payments by any Person having acted or claiming to have acted, directly or indirectly, as a broker for Seller or Xingyong Carbon in connection with the Transactions.

9.3           Indemnification by Purchasers.  Purchasers shall jointly and severally save, defend, indemnify and hold harmless each of Seller, Xingyong Carbon and their Affiliates, and their respective officers, directors, employees, agents, successors and assigns (collectively, the “Seller Indemnified Parties”) from and against, and reimburse Seller Indemnified Parties for, any and all Losses arising out of, in connection with or resulting from:

(a)           any breach of any representation or warranty made by any Purchaser contained in this Agreement or any Purchaser Document;

(b)           any breach of or failure to perform, carry out, satisfy or discharge any covenant or agreement of Purchasers contained in this Agreement or any Purchaser Document; and

(c)           any fees, commissions, or like payments by any Person having acted or claiming to have acted, directly or indirectly, as a broker for any Purchaser in connection with the Transactions.

9.4           Procedures.

(a)           In order for a Purchaser Indemnified Party or Seller Indemnified Party (the “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement as a result of a Loss or a claim or demand made by any Person against the Indemnified Party (a “Third Party Claim”), such Indemnified Party shall deliver notice thereof to the party against whom indemnity is sought (the “Indemnifying Party”) promptly after receipt by such Indemnified Party of written notice of the Third Party Claim, describing in reasonable detail the facts giving rise to any claim for indemnification hereunder, the amount or method of computation of the amount of such claim (if known) and copies of any relevant documentation evidencing such claim.  The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article IX except and solely to the extent that the Indemnifying Party is prejudiced by such failure.

(b)           The Indemnifying Party shall have the right, upon written notice to the Indemnified Party within thirty (30) days of receipt of notice from the Indemnified Party of the commencement of such Third Party Claim, to assume the defense thereof at the expense of the Indemnifying Party with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. If the Indemnifying Party assumes the defense of such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the sole cost and expense of the Indemnified Party; provided, however, that such Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if (i) so requested by the Indemnifying Party to participate or (ii) in the reasonable opinion of counsel to the Indemnifying Party a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable; and provided, further, that the Indemnifying Party shall not be required to pay for more than one such counsel for all Indemnified Parties in connection with any Third Party Claim.  Regardless of whether the Indemnifying Party assumes the defense of any Third Party Claim, each party shall cooperate with the other party in such defense and make available all witnesses, pertinent records, materials and information in its possession or under its control relating thereto as is reasonably required by the other party.  The party controlling such defense shall keep the other party hereto advised of the status of such Third-Party Claim and the defense thereof and shall consider recommendations made by the other party hereto with respect thereto.  The Indemnifying Party shall not agree to any settlement of such Third-Party Claim that imposes any liability or obligation on the Indemnified Party or that does not include a full, complete and unconditional release of the Indemnified Party from all liability with respect thereto, in each case, without the prior written consent of the Indemnified Party. The Indemnified Party shall not agree to any settlement of such Third-Party Claim without the prior written consent of the Indemnifying Party.

(c)           In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such claim promptly to the Indemnifying Party, describing in reasonable detail the facts giving rise to any claim for indemnification hereunder, the amount or method of computation of the amount of such claim (if known) and copies of any relevant documentation evidencing such claim.  The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article IX except to the extent and solely that the Indemnifying Party is prejudiced by such failure.  The Indemnified Party shall reasonably cooperate and assist the Indemnifying Party in determining the validity of any claim for indemnity by the Indemnified Party and in otherwise resolving such matters.  Such assistance and cooperation shall include providing reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters.

9.5           Limits on Indemnification.

(a)           No claim may be asserted against either party for breach of any representation, warranty or covenant contained herein, unless written notice of such claim is received by such party pursuant to the terms hereof on or prior to the date on which the representation, warranty or covenant on which such claim is based ceases to survive as set forth in Section 9.1, in which case such representation, warranty or covenant shall survive as to such claim until such claim has been finally resolved.

(b)           No Losses shall be asserted by either party with respect to any matter which is covered by insurance proceeds to the extent of such insurance proceeds.

(c)           In determining the amount of any Losses for which any party seeks to be indemnified hereunder, any and all Tax benefits resulting from such Losses shall be excluded.

(d)           For purposes of determining the failure of any representations or warranties to be true and correct, and calculating Losses hereunder, any materiality or Material Adverse Effect qualifications in such representations and warranties shall be disregarded.

ARTICLE X
MISCELLANEOUS

10.1          Payment of Sales, Use or Similar Taxes.  All sales, use, transfer, intangible, recordation, documentary stamp or similar Taxes or charges, of any nature whatsoever, applicable to, or resulting from, the Transactions shall be borne solely by Purchasers.

10.2          Expenses.  Except as otherwise provided in this Agreement, each of Seller and Purchasers shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the Transactions.

10.3          Dispute Resolution.

 (a)            Negotiation Between parties.  The parties agree to negotiate in good faith to resolve any dispute between them regarding this Agreement.  If the negotiations do not resolve the dispute to the reasonable satisfaction of all parties within thirty (30) days from the commencement of such negotiations, Section 10.3(b) shall apply.

 (b)            Arbitration.  In the event the parties are unable to settle a dispute between them regarding this Agreement in accordance with subsection (a) above, such dispute shall be referred to and finally settled by arbitration at Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the UNCITRAL Arbitration Rules (the “UNCITRAL Rules”) in force at the time of the initiation of the arbitration, which rules are deemed to be incorporated by reference into this subsection (b).  The arbitration tribunal shall consist of three arbitrators to be appointed according to the UNCITRAL Rules. The language of the arbitration shall be English.

10.4          Entire Agreement; Amendments and Waivers.  This Agreement (including the Schedules and Exhibits hereto) represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and thereof.  This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought; provided, however, that following receipt of the Parent Shareholder Approval, no such amendment, supplement or change that requires shareholder approval under the Nevada Revised Statutes shall be made by Seller without first obtaining such shareholder approval.  No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

10.5          Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada applicable to contracts made and performed in such State without giving effect to the choice of law principles of such state that would require or permit the application of the laws of another jurisdiction.

10.6          Notices.  All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of transmission) or (iii) one Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to Purchaser, to:

Address:

Attention: Dengyong Jin
Facsimile:

If to Seller, to:

China Carbon Graphite Group, Inc.
787 XichengWai
Chengguantown
Xinghe County
Inner Mongolia, China
Attention: Donghai Yu
Facsimile:

10.7          Severability.  If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

10.8          Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as expressly stated herein or as provided below.  No assignment of this Agreement or of any rights or obligations hereunder may be made by either Seller or Purchasers, directly or indirectly (by operation of law or otherwise), without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void. No assignment of any obligations hereunder shall relieve the parties hereto of any such obligations.  Upon any such permitted assignment, the references in this Agreement to Purchaser shall also apply to any such assignee unless the context otherwise requires.

10.9          Non-Recourse.  No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of Seller, its subsidiaries or Xingyong Carbon, or any of their respective Affiliates shall have any liability for any obligations or liabilities of Seller, any of its subsidiaries or Xingyong Carbon under this Agreement of or for any claim based on, in respect of, or by reason of, the Transactions.

10.10        Counterparts.  This Agreement may be executed in multiple counterparts and by facsimile or other electronic means, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

10.11        Specific Enforcement.  The parties hereby agree that irreparable damage would occur in the event that any of the provisions of this Agreement required to be performed by such party were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that each party shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which it is entitled at law or in equity.

10.12        Attorneys’ Fees.  In the event that any suit or action is instituted prior to Closing in connection with any termination of this Agreement pursuant to Article IV, the prevailing party in such dispute shall be entitled to recover from the losing party all reasonable fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including, such reasonable fees and expenses of attorneys and accountants, which shall include all fees, costs and expenses of appeals.  Nothing contained in this subsection shall limit the rights of the parties under Article IX of this Agreement if the Closing occurs.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective authorized officers, as of the date first written above.

Seller. China Carbon Graphite Group, Inc.

By:
Name: Donghai Yu
Title: Chairman and CEO

Purchasers

Name: Dengyong Jin

Name: Benhua Du